Exhibit 99

GORMAN-RUPP REPORTS FIRST QUARTER 2013 RESULTS

Mansfield, Ohio – April 25, 2013 – The Gorman-Rupp Company (NYSE MKT: GRC) reports financial results for the first quarter ended March 31, 2013.

Net sales for the three months ended March 31, 2013 declined 10.1% to $92.5 million compared to our all-time record sales of $102.8 million during the same period in 2012. International sales increased 14.2% and $4.5 million while domestic sales decreased 21.0% and $14.9 million. Sales declined $1.1 million during the quarter in our water end markets and $8.2 million in our non-water end markets compared to the same period last year. The decrease in water market sales was primarily due to reduced construction market demand for pumps from rental businesses as compared to the strong sales in first quarter 2012 in anticipation of an improved domestic economy. This decrease was partially offset by an increase in international fire protection market sales. The quarter’s decline in non-water market sales was primarily in the OEM market due to reduced shipments of fabricated products related to power generation equipment and in the industrial market due to reduced demand for pumps for oil and natural gas drilling applications.

Due to increased retirement payments and additional announced retirements during the first quarter 2013, the Company recorded a GAAP-required $1.4 million non-cash pension settlement charge relating to its defined benefit pension plan which negatively impacted margins and earnings as detailed below. This required charge is driven by our expectation that the actuarial payments threshold relating to retirees receiving lump-sum distributions will be exceeded during 2013. Therefore, it is likely that margins and earnings will continue to be negatively impacted by this charge for retirements during the remainder of the year. In 2011 and 2012 the actuarial payments threshold was not exceeded until the respective fourth quarters, which did not require earlier quarterly recording of these charges.

Gross profit was $21.2 million for the first quarter 2013 resulting in gross margin of 23.0% compared to 25.9% in the same period last year. The decline in gross margin was principally due to the favorable product mix within our record first quarter 2012 sales additionally offset this quarter by the non-cash pension settlement charge described above. The current quarter’s operating income was $8.3 million resulting in operating margin of 8.9% compared to 14.8% in first quarter 2012. The decline in operating margin was principally due to the leverage from the record sales in the first quarter 2012 compared to the current quarter’s sales combined with the further negative impact from the pension settlement charge. In addition to the changes noted above, increased healthcare costs and depreciation expense decreased operating margin by 125 basis points. Excluding the pension settlement charges, gross margin was 23.9% and 25.9% and operating margin was 10.4% and 14.8% for the first quarters of 2013 and 2012, respectively.

Net income during the quarter was $5.8 million compared to a record $10.2 million in the first quarter 2012 and earnings per share were $0.28 and $0.49 for the respective periods. Excluding the non-cash pension settlement charge noted above, earnings were $0.32 and $0.49 per share for the respective periods.

Encouragingly, the Company’s backlog of orders was $145.4 million at March 31, 2013 compared to $139.1 million a year ago and $143.4 million at December 31, 2012. The increase in backlog is primarily due to increased orders from the agricultural market due to the beginning of the selling season and from the OEM market related to products for power generation equipment.

The Company could see its backlog increase in the second quarter of 2013 by approximately $65 million based on a letter of intent to our Patterson Pump subsidiary to supply major flood control pumps to a member of a joint venture construction group for a significant New Orleans flood control project as announced by the Company October 1, 2012. This three year project would be the largest single order in the history of the Company. The award of this joint venture project was protested by unsuccessful bidders. On April 17th the U.S. Army Corps of Engineers, New Orleans District, reaffirmed the project award to PCCP Constructors, the joint venture which will contract with Patterson Pump to supply the pumps. A new 10 day protest period was allowed under federal contracting regulations.

The Company’s balance sheet continues to remain strong and flexible as cash and short-term investments totaled $16.7 million and acquisition-related short-term bank debt was reduced to $19.0 million at March 31, 2013. Working capital increased 5.0% from December 31, 2012 to $115.7 million at March 31, 2013 largely due to increased inventory and accounts receivable resulting from increased sales during the first quarter 2013 compared to the fourth quarter 2012.

Jeffrey S. Gorman, President and CEO said, “Operating performance was negatively impacted by lower volume compared to the very favorable impacts from our record net sales experienced in the first quarter of 2012. We remain encouraged by our agriculture and international sales growth over the last several years. We still see challenging business conditions in some key end markets such as municipal and construction for 2013, but continue to believe that the Company has solidly invested to be well positioned for growth over the long term.”

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, the absence of which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and expected future business environment; (2) changes in government budgets and in laws and regulations, including taxes; (3) the timing and/or successfulness of the bid protests of the New Orleans flood control project; (4) the successful integration of acquisitions; and (5) the Company’s future cash flow and financial condition. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

David P. Emmens

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1477

NYSE MKT: GRC

For additional information, contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.

The Gorman-Rupp Company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid handling applications.

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three Months Ended March 31,
	2013	2012
Net sales	$92,457	$102,825
Cost of products sold	71,233	76,151

Gross profit	21,224	26,674
Selling, general and administrative expenses	12,967	11,446

Operating income	8,257	15,228
Other income (expense) - net	(30)	154

Income before income taxes	8,227	15,382
Income taxes	2,409	5,141

Net income	$5,818	$10,241

Earnings per share	$0.28	$0.49

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands of dollars)

	March 31, 2013	December 31, 2012
Assets
Cash and short-term investments	$16,714	$20,373
Accounts receivable - net	62,988	58,712
Inventories	92,313	90,898
Deferred income taxes and other current assets	5,132	5,692

Total current assets	177,147	175,675
Property, plant and equipment - net	122,194	123,066
Other assets	3,326	4,156
Goodwill and other intangible assets	31,772	32,286

Total assets	$334,439	$335,183

Liabilities and shareholders’ equity
Accounts payable	$15,579	$14,897
Short-term debt	19,000	22,000
Accrued liabilities and expenses	26,832	27,924

Total current liabilities	61,411	64,821
Pension benefits	5,951	7,517
Postretirement benefits	22,568	22,399
Deferred and other income taxes	5,696	5,727

Total liabilities	95,626	100,464
Shareholders’ equity	238,813	234,719

Total liabilities and shareholders’ equity	$334,439	$335,183

Shares outstanding	20,996,893	20,996,893

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